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                                                    DUQUESNE LIGHT EXHIBIT 12.1


                    Duquesne Light Company and Subsidiary

              Calculation of Ratio of Earnings to Fixed Charges
                            (Thousands of Dollars)

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

                                                           Nine Months Ended                       Year Ended
                                                             September 30,                        December 31,
                                                                 2000           1999       1998       1997       1996       1995
                                                               ---------     ------------------------------------------------------
FIXED CHARGES:
 Interest on long-term debt                                    $  54,482     $  76,938  $  75,810  $  81,592  $  82,505  $  89,139
 Other interest                                                    3,039         4,809      1,290        752      1,632      2,599
 Monthly Income Preferred Securities dividend requirements         9,422        12,562     12,562     12,562      7,921         --
 Amortization of debt discount, premium and expense - net          1,721         2,516      5,266      5,828      5,973      6,252
 Portion of lease payments representing an interest factor         5,480        42,973     44,146     44,208     44,357     44,386
                                                               ---------     ------------------------------------------------------
  Total Fixed Charges                                          $  74,144     $ 139,798  $ 139,074  $ 144,942  $ 142,388  $ 142,376
                                                               ---------     ------------------------------------------------------

EARNINGS:
 Income from continuing operations                             $  59,748     $ 151,020  $ 148,548  $ 141,820  $ 149,860  $ 151,070
 Income taxes                                                     30,479        76,127*    74,912*    73,838*    83,008*    92,894*
 Fixed charges as above                                           74,144       139,798    139,074    144,942    142,388    142,376
                                                               ---------     ------------------------------------------------------
  Total Earnings                                               $ 164,371     $ 366,945  $ 362,534  $ 360,600  $ 375,256  $ 386,340
                                                               ---------     ------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                  2.22          2.62       2.61       2.49       2.64       2.71
                                                               =========     ======================================================
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  *Earnings related to income taxes reflect a $3.0 million decrease for the twelve months ended December 31, 1999, a $12 million, $17 million, $12 million, and $13.5 million decrease for the twelve months ended December 31, 1998, 1997,
1996 and 1995, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for
Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.65, 2.69, 2.61, 2.72 and 2.81 for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.